EXHIBIT 99.1 For Immediate Release

HENRY BROS. ELECTRONICS, INC. REPORTS THIRD QUARTER 2007 RESULTS

  Third Quarter Sales Increase 92% Over Prior Year Quarter

  Net Income Increases 119% from Second Quarter 2007 Net Income

  Backlog Increases 90% Over Prior Year Period

  FAIR LAWN, N.J., November 14, 2007 -- Henry Bros. Electronics, Inc. (Amex: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced results for the three and nine months ended September 30, 2007.

  For the third quarter ended September 30, 2007, revenues were $15.86 million, an increase of 92% from revenues of $8.28 million in the comparable period in 2006. The New Jersey, California and Arizona business segments each experienced significant increases in revenues over the same period in the prior year. On a sequential basis, revenues increased 17% from $13.52 million in the second quarter of 2007.

  The Company reported net income of $0.33 million, or $0.5 per diluted share, for the third quarter ended September 30, 2007 compared to a net loss of $(0.53) million, or $(0.09) per diluted share, in the comparable period in 2006. On a sequential basis, net income increased 119% from $0.15 million, or $0.03 per diluted share, in the second quarter of 2007.

  Revenues for the nine-month period ended September 30, 2007 were $40.25 million, an increase of 46% from revenues of $27.57 million for the comparable period of 2006. The Company reported a net loss of $(0.34) million, or $(0.6) per diluted share, for the 2007 nine-month period compared to a net loss of $(0.82) million, or $(0.14) per diluted share, for the 2006 nine-month period.

  Backlog as of September 30, 2007 was $30.25 million compared to backlog of $15.95 million at September 30, 2006, representing an increase of 90%.

  James Henry, Chief Executive Officer of Henry Bros. Electronics, said, “During the third quarter, and for several months preceding, Henry Bros. made it a company wide mission to streamline our infrastructure and improve our accounting procedures. With these stronger controls now in place, we are already recognizing the benefits of operating more efficiently. Not only have we enhanced our profitability in the third quarter, we have nearly doubled our revenues and secured a backlog of $30.2 million.”

  Henry continued, “Our business model remains strong and we are aggressively meeting the market’s demand for today’s most advanced integrated security solutions. We believe that our success in serving large public agencies within the New York Metropolitan area will lead to new opportunities to support the security needs of other large municipalities and commercial enterprises throughout the country where we have already established a strong presence.”

  Based on our current backlog of $30.25 million, we are forecasting operating profit to be breakeven for the year on $55 million of revenue.

  About Henry Bros. Electronics, Inc.

  Henry Bros. Electronics (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

  For more information, visit http://www.hbe-inc.com.

  Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:	Jim Henry, Chairman & Chief Executive Officer
Todd Fromer / Erika Kay	Henry Bros. Electronics, Inc.
KCSA Worldwide	201-794-6500
212-896-1215 / 212-896-1208	jhenry@hbe-inc.com
tfromer@kcsa.com / ekay@kcsa.com

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine months ended		Three months ended
	September 30,		September 30,
	2007	2006	2007	2006
		(Restated)		(Restated)

Revenue	$40,253,738	$27,566,202	$15,861,239	$8,281,405
Cost of revenue	31,346,671	20,328,040	12,390,627	6,194,212
Gross profit	8,907,067	7,238,162	3,470,612	2,087,193

Operating expenses:
Selling, general & administrative expenses	9,046,176	7,871,060	2,800,023	2,665,220
Operating (loss) profit	(139,109)	(632,898)	670,589	(578,027)

Interest income	36,093	13,733	14,820	7,319
Other (expense) income	(4,288)	-	(919)	4,084
Interest expense	(258,296)	(54,897)	(91,107)	(19,279)
(Loss) income before tax expense	(365,600)	(674,062)	593,383	(585,903)

Tax expense (benefit)	(23,269)	147,065	265,343	(57,088)
Net (loss) income	$(342,331)	$(821,127)	$328,040	$(528,815)

BASIC (LOSS) EARNINGS PER COMMON SHARE:
Basic (loss) profit per common share	$(0.06)	$(0.14)	$0.06	$(0.09)
Weighted average common shares	5,776,064	5,746,064	5,776,064	5,746,064

DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Diluted (loss) profit per common share:	$(0.06)	$(0.14)	$0.05	$(0.09)
Weighted average diluted common shares	5,776,064	5,746,064	6,060,924	5,746,064